CUSIP No.   885175307                             13G
Page 3 of  3Pages


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                            _________

                          SCHEDULE 13G
                         (Rule 13d-102)
         INFORMATION TO BE INCLUDED IN STATEMENTS FILED
        PURSUANT TO RULES 13d-1(b)(c), AND (d) AND 13d-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934

                Thoratec Laboratories Corporation
                        (Name of Issuer)

                   Common Stock, No Par Value
                 (Title of Class of Securities)

                            885175307
                         (CUSIP Number)

                        December 31, 1999
     (Date of Event Which Requires Filing of this statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      Rule 13d-1(b)
     X Rule 13d-1(c)
      Rule 13d-1(d)
_________________________________________________________________
1.   NAME OF REPORTING PERSON:     Peter R. Kellogg
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
_____          __________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)
                                                  (b)
_________________________________________________________________
3.   SEC USE ONLY
_________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION              USA
_________________________________________________________________
NUMBER OF      5.   SOLE VOTING POWER NUMBER OF SHARES 172,100
SHARES         __________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER      2,156,350
OWNED BY       _________________________________________________
EACH           7.   SOLE DISPOSITIVE POWER  172,100
REPORTING      __________________________________________________
PERSON WITH    8.   SHARED DISPOSITIVE POWER 2,156,350
_________________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,328,450
_________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
_________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   11.378%
_________________________________________________________________
12.  TYPE OF REPORTING PERSON                               IN
_________________________________________________________________
Item 1.
     Item 1(a): Name of Issuer: Thoratec Laboratories Corporation
     Item 1(b): Address of Issuer's Principal Executive Offices:
               6035 Stoneridge Drive
               Pleasanton, CA 94588

Item 2.
     Item 2(a): Name of Person Filing: Peter R. Kellogg

     Item 2(b): Address of Principal Business Office or, if None,
          Residence:  120 Broadway
                      New York, NY 10271

     Item 2(c): Citizenship:  U.S.A.
     Item 2(d): Title of Class of Securities: Common Shares, No par value

     Item 2(e): CUSIP Number: 885175307

Item 3.   If this statement is filed pursuant to Rules 13d-1(b),
          or 13d-2(b) or (c), check whether the person filing is
          a:
     (a)  Broker or dealer registered under Section 15 of the
           Exchange Act,
     (b)  Bank as defined in Section 3(a)(6) of the Exchange Act,
     (c)  Insurance company as defined in Section 3(a)(19) of the
           Exchange Act,
     (d) Investment Company registered under Section 8 of the Investment Company Act,
     (e)  An investment adviser in accordance with Rule 13d-
           1(b)(1)(ii)(E),
     (f)  An employee benefit plan or endowment fund in
           accordance with Rule 13d-1(b)(1)(ii)(F),
     (g)  A parent holding Company, or control person in
          accordance with Rule 13d-1(b)(ii)(G),
     (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
     (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
     (j)  Group, in accordance with Rule 13d-1(b)(ii)(J)
If this statement is filed pursuant to Rule 13d-1(c), check this box.
Item 4.   Ownership:
     (a)  Amount Beneficially Owned: 2,328,450
     (b)  Percent of Class: 11.378%
     (c)  Number of shares as to which such person has:
          (i)  Sole power to vote or to direct the vote: 172,100
          (ii) Shared power to vote or direct the vote:2,156,350
          (iii)     Sole power to dispose or direct the disposition Of:
                 172,100
          (iv) Shared power to dispose or to direct the Disposition of:
                 2,156,350
Item 5.Ownership of Five Percent or Less of a Class. N/A
Item 6.Ownership of More Than Five Percent on Behalf of Another
       Person.   N/A
Item 7.Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
       Holding Company. N/A
Item 8.Identification and Classification of Members of the Group. N/A
Item 9. Notice of Dissolution of Group: N/A
Item 10. Certification.

       By signing below, I certify, that to the best of my knowledge and belief, the securities referred to above were not acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.
                                    2/11/00
                                   Date
                                   Peter R. Kellogg
                                   Signature